Exhibit 99.1

Sono-Tek Announces Extinguishment of Norwood
Venture Corporation Put Rights and Exercise of All
Common Stock Purchase Warrants

December 20, 2004 - Sono-Tek Corporation, Milton, NY (OTC BB: SOTK) today announced that it had paid Norwood Venture Corporation $188,000 to prematurely extinguish its Put Rights under the Loan and Warrant Purchase Agreements between the Company and Norwood Venture Corporation.  “The early extinguishment of the Norwood Put Rights removes a future concern, which we would have had to face in three years. As the shareholder value of our Company increased, so did the cash value of the Put Rights.  Through “arms-length” negotiation, we were able to reach an agreement whereby both parties benefited and Sono-Tek eliminated a future financial uncertainty”, stated Christopher L. Coccio, Sono-Tek’s President and CEO.

Coincident with the agreement described above, Norwood exercised all of its warrants to purchase 2,022,017 shares of the Company’s common stock. These warrants had been issued in conjunction with $850,000 of loans made to the Company, which the Company has prepaid to $600,000 currently.  The Company plans to pay off another $450,000 of principal shortly.  The exercise of these warrants will have no effect on the Company’s calculation of diluted earnings per share, because the warrant shares have been included in the calculation of diluted earnings per share for each financial period since issuance.

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.